Exhibit 4.1.2

CNH Global N.V.

Directors’ Compensation Plan

(As amended and restated as of 26 January 2011 and effective as of 1 November, 2010)

This Directors’ Compensation Plan (the “Plan”), formerly known as the “Outside Directors’ Compensation Plan”, has been established by action of the CNH Global N.V. (the “Company”) Board of Directors ( the “Board”) at their meeting of January 26, 2011, where the Board has resolved, upon recommendation of the Corporate Governance and Compensation Committee of the Board (the “Committee”), that each member of the Board shall be eligible to receive compensation under the Plan provided that such director does not receive salary or other employment compensation from the Company or its affiliates or from Fiat S.p.A. or its subsidiaries in consideration for employment services provided to such entities, such action and resolution to be ratified at the next Annual General Meeting of Shareholders (“AGM”) with effect as of November 1, 2010. The members of the Board who shall be eligible to receive compensation under the Plan are hereinafter referred to as the “Directors” and each of them individually a “Director”.

1.	Purpose.

The purpose of the Plan is to provide for the terms and conditions pursuant to which the Directors (i) are paid their compensation in arrears; namely, the annual retainer fee, the committee membership fee and the committee chair fee (collectively, the “Fees”) in the amounts reflected on Appendix A, attached hereto; and (ii) elect each quarter to receive all or a portion of the Fees in the form of cash, and/or common shares of the Company (“Common Shares”), and/or options to purchase Common Shares (“Stock Options”).

2.	General Rules and Definitions.

(a)	Plan Year: means the period beginning on the date of the AGM and ending on the day immediately prior to the AGM of the following year.

(b)

Plan Year Quarters: for any Plan Year, the first Plan Year Quarter shall begin on the first day of the Plan Year, and shall end on the 90th day of the Plan Year; the second Plan Year Quarter shall begin on the 91st day of the Plan Year, and shall end on the 180th day of the Plan Year; the third Plan Year Quarter shall begin on the 181st day of the Plan Year, and shall end on the 270th day of the Plan Year; and the fourth Plan Year Quarter shall begin on the 271st day of the Plan Year, and shall end on the last day of the Plan Year.

(c)	Value Date is the last trading day of each Plan Year Quarter, in which sales of Common Shares on the New York Stock Exchange are included on the Composite Tape for such day.

(d)	Fair Market Value, as applied to each Common Share, is equal to the average of the highest and lowest sale price of a Common Share on the Composite Tape for the Value Date.

(e)

Proration For Partial Services: if the Director is not a member of the Board or of a committee or a committee chair during an entire Plan Year, the Fees shall be reduced pro rata of his actual service.

(f)	Fractional Shares: for any fractional Common Share to which a Director shall be entitled for any Plan Year Quarter, he shall receive a whole Common Share only if the fraction is .50 or greater.

3.	Quarterly Election.

Each Director shall receive, thirty days prior to the end of each Plan Year Quarter, an election form, as set forth in Appendix B, attached hereto (“Election Form”), whereby the Director will elect the form of payment of one-fourth (1/4) of this Fees (“Quarterly Payment”) at his discretion, in any of the following options, totalling 100% of each Quarterly Payment:

(a)	in cash;

(b)	in a number of Common Shares equal to the elected percent of the Quarterly Payment divided by the Fair Market Value;

(c)	in a number of Stock Options equal to the quotient of (A) divided by (B) (“Stock Option Grant”) where:

(A)	is the product of the elected percent of the Quarterly Payment, multiplied by four; and

(B)	is the Fair Market Value.

Each Director shall timely return the Election Form to the Secretary of the Company (the “Secretary”), so that the Quarterly Payment can be made to each Director effective as of the last trading day of each Plan Year Quarter (“Effective Date”).

4.	Terms and Conditions of Stock Option Grants.

(a)

Stock Option Agreement: each Stock Option Grant shall be evidenced by a written Stock Option Agreement which shall be executed by the Director and the Company, shall become effective on the Effective Date (“Grant Date”) and shall contain such terms and conditions as are consistent with this Plan.

(b)	Exercise or Option Price: shall be equal to the Fair Market Value of a Common Share on the Value Date.

(c)

Sale Restriction: each Stock Option Grant shall become exercisable immediately upon the Grant Date but Common Shares purchased upon exercise of a Stock Option Grant may not be sold until at least six months after the Grant Date.

(d)	Term: each Stock Option Grant shall terminate upon the earlier of (i) ten years after the Grant Date; or (ii) six months after the date an individual ceases to be a Director.

(e)

Death of Director: in accordance with paragraph 4(d) above, the Director’s designated beneficiary or estate, if no beneficiary has been designated, may exercise any Stock Options within the six-month period following the death of the Director.

(f)

Total Disability of Director: in accordance with paragraph 4(d) above, all Stock Options shall remain exercisable within the six-month period following the Director’s termination for Total Disability. For purposes of this provision, “Total Disability” means the permanent inability (as determined by the Director’s medical doctor) of the Director which is a result of accident or sickness, to perform the duties of a director of the Company.

(g)

Change of Control: in accordance with paragraph 4(d) above, all Stock Options that have been awarded to a Director shall remain exercisable for a six-month period, if a change of control (as determined by the Board) of the Company or of the majority shareholder of the Company occurs.

5.	Manner of Payment of Option Price.

The Option Price shall be paid in full at the time of the exercise of any Stock Option and may be paid in any of the following methods or combinations thereof:

(a)	in United States dollars, in cash, wire transfer, certified or bank check or personal check, payable to the order of the Company through its Broker (see Appendix C for contact details);

(b)	by delivering Common Shares to the Broker, such Shares:

(i)	having been acquired under the Plan and having been held for at least six months prior to the date of payment; and

(ii)	having an aggregate fair market value, determined as per paragraph 2(d) above, on the date of payment equal to the Option Price; or

(c)

in any other manner that the Board shall approve, including without limitation any arrangement that the Board may establish to enable Directors to simultaneously exercise Stock Options and sell the Common Shares acquired thereby and apply the proceeds to the payment of the Option Price therefor.

6.	Plan Administration

The Plan shall be administrated by the Committee.

7.	Shares Subject to Plan

Subject to Section 8 hereof, a number of authorized but unissued Common Shares shall be reserved from time to time by resolution of the Board, which number shall be sufficient to always cover the needs of the Plan. Treasury shares may be used for the purposes of the Plan. If any Common Shares are subject to an award under the Plan that expires, is cancelled or is forfeited, such Common Shares shall again become available for issuance under the Plan.

8.	Adjustments and Reorganizations

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary dividend, spin-off, split-up, share combination, or other change in the corporate structure of the Company affecting the Common Shares, the number and kind of Common Shares that may be delivered under the Plan shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to preserve the benefits or potential benefits to be made available under the Plan, and the number and kind and price of Common Shares subject to outstanding Stock Options and the Option Price and any other terms of outstanding Stock Options or Stock Option Grants shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to prevent dilution or enlargement of outstanding Stock Options or Stock Option Grants.

9.	Transferability of Awards

No awards under the Plan shall be assignable, alienable, saleable or otherwise transferable other than by will or the laws of descent.

10.	No Right of Continued Service

Participation in the Plan does not give any Director the right to be retained as a director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

11.	Governing Law

The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Delaware, U.S.A.

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of a Director, including, without limitation, the estate of such director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Director’s creditors.

13.	Rights as a Shareholder

A Director shall have no rights as a shareholder of the Company with respect to shares awarded under the Plan or subject to options awarded under the Plan until he becomes the holder of record of Common Shares.

14.	Amendment

The Plan and Appendices attached hereto may be amended by action and resolution of the Board, to be ratified by the Shareholders of the Company.

15.	General Restrictions

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Shares under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and unless such Common Shares are authorized for listing on any securities exchange on which the Common Shares of the Company are listed. To the extent that the Plan provides for the issuance of Common Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Shares of the Company are listed.